Exhibit 99.1
Triangle Capital Corporation
Computation of Ratio of Earnings to Fixed Charges

	Year Ended 12/31/2010	Year Ended 12/31/2011	Year Ended 12/31/2012	Year Ended 12/31/2013	Year Ended 12/31/2014
Earnings:
Net Increase (Decrease) in Net Assets Resulting from Operations	$25,390,549	$56,771,037	$60,063,517	$81,211,880	$28,362,448
Add back: Income Tax Expense (Benefit) and Excise Taxes	220,740	908,416	551,830	539,561	3,103,876
Add back: Fixed Charges	8,147,006	11,059,503	17,242,709	20,647,256	21,180,153
Total Earnings	$33,758,295	$68,738,956	$77,858,056	$102,398,697	$52,646,477
Fixed Charges:
Interest and other financing fees	$7,782,380	$10,901,913	$16,412,898	$20,234,583	$21,180,153
Loss on extinguishment of debt	364,626	157,590	829,811	412,673	—
Total Fixed Charges	$8,147,006	$11,059,503	$17,242,709	$20,647,256	$21,180,153
Ratio of Earnings to Fixed Charges	4.14	6.22	4.52	4.96	2.49
Footnote disclosure:
Footnote (1) disclosure and calculation:

	Year Ended 12/31/2010	Year Ended 12/31/2011	Year Ended 12/31/2012	Year Ended 12/31/2013	Year Ended 12/31/2014
Earnings (excluding unrealized gains/losses):
Net Increase (Decrease) in Net Assets Resulting from Operations	$25,390,549	$56,771,037	$60,063,517	$81,211,880	$28,362,448
Add back: Income Tax Expense (Benefit) and Excise Taxes	220,740	908,416	551,830	539,561	3,103,876
Add back: Fixed Charges	8,147,006	11,059,503	17,242,709	20,647,256	21,180,153
Exclude: Unrealized (Gains) Losses	(10,940,689)	(6,367,473)	2,878,015	(2,215,673)	44,162,962
Total Earnings (excluding unrealized gains/losses)	$22,817,606	$62,371,483	$80,736,071	$100,183,024	$96,809,439
Fixed Charges:
Interest and other financing fees	$7,782,380	$10,901,913	$16,412,898	$20,234,583	$21,180,153
Loss on extinguishment of debt	364,626	157,590	829,811	412,673	—
Total Fixed Charges	$8,147,006	$11,059,503	$17,242,709	$20,647,256	$21,180,153
Ratio of Earnings (Excluding Unrealized Gain/Loss) to Fixed Charges	2.80	5.64	4.68	4.85	4.57

Footnote (2) disclosure and calculation:

	Year Ended 12/31/2010	Year Ended 12/31/2011	Year Ended 12/31/2012	Year Ended 12/31/2013	Year Ended 12/31/2014
Earnings (excluding unrealized and realized gains/losses):
Net Increase (Decrease) in Net Assets Resulting from Operations	$25,390,549	$56,771,037	$60,063,517	$81,211,880	$28,362,448
Add back: Income Tax Expense (Benefit) and Excise Taxes	220,740	908,416	551,830	539,561	3,103,876
Add back: Fixed Charges	8,147,006	11,059,503	17,242,709	20,647,256	21,180,153
Exclude: Unrealized (Gains) Losses	(10,940,689)	(6,367,473)	2,878,015	(2,215,673)	44,162,962
Exclude: Realized (Gains) Losses	5,478,873	(10,973,487)	(6,660,776)	(18,419,544)	(13,631,328)
Total Earnings (excluding unrealized and realized gains/losses)	$28,296,479	$51,397,996	$74,075,295	$81,763,480	$83,178,111
Fixed Charges:
Interest and other financing fees	$7,782,380	$10,901,913	$16,412,898	$20,234,583	$21,180,153
Loss on extinguishment of debt	364,626	157,590	829,811	412,673	—
Total Fixed Charges	$8,147,006	$11,059,503	$17,242,709	$20,647,256	$21,180,153
Ratio of Earnings (Excluding Unrealized Gain/Loss) to Fixed Charges	3.47	4.65	4.30	3.96	3.93